Exhibit 99.(a)(ix)

LORD ABBETT U.S. GOVERNMENT & GOVERNMENT SPONSORED
ENTERPRISES MONEY MARKET FUND, INC.

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: Lord Abbett U.S. Government & Government Sponsored Enterprises Money Market Fund, Inc., a Maryland corporation registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as an open-end management investment company (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND: The following provisions are all the provisions of the charter currently in effect and as hereinafter amended:

ARTICLE I

INCORPORATOR

Kenneth B. Cutler, whose address was 63 Wall Street, New York, New York 10005, being at least 18 years of age, formed a corporation under the general laws of the State of Maryland on May 9,1979.

ARTICLE II

NAME

The name of the Corporation is:

Lord Abbett U.S. Government & Government Sponsored Enterprises Money Market Fund, Inc.

ARTICLE III

PRINCIPAL OFFICE AND RESIDENT AGENT

SECTION 1. The address of the principal office of the Corporation in the State of Maryland is c/o The Prentice-Hall Corporation System, Maryland, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

SECTION 2. The name and address of the resident agent of the Corporation in the State of Maryland is The Prentice-Hall Corporation System, Maryland, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

ARTICLE IV

PURPOSES AND POWERS

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force, including, without limitation or obligation, acting as an open-end management investment company registered with the Securities and Exchange Commission (the “Commission”) under the Investment Company Act. The Corporation shall have all powers conferred upon or permitted to corporations by the Maryland General Corporation Law (the “MGCL”).

ARTICLE V

STOCK

SECTION 1. The total number of shares which the Corporation has authority to issue is 3,750,000,000 shares of common stock, par value of $.001 per share (the “Shares”), having an aggregate par value of $3,750,000. The Board of Directors of the Corporation shall have the power, from time to time, to classify or reclassify any unissued Shares, including, without limitation, the power to classify or reclassify unissued Shares into series, and to classify or reclassify a series into one or more classes of stock that may be invested together in the common investment portfolio in which the series is invested, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of such Shares of stock. All Shares of a series shall represent the same interest in the Corporation and have the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the other Shares of that series, except to the extent that the Board of Directors provides for differing preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of Shares of classes of such series. The Shares are classified into the following series and classes:

Series and Class	Number of Shares

Class A	2,812,500,000
Class C	500,000,000
Class I	437,500,000

SECTION 2. Prior to issuance of classified or reclassified Shares of any series or class, the Board of Directors by resolution shall: (a) designate that series or class to distinguish it from all other series or classes of Shares of the Corporation; (b) specify the number of Shares to be

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included in the series or class; (c) set or change, subject to the express terms of any series or class of Shares of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each series or class; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland (the “SDAT”). Any of the terms of any series or class of Shares set or changed pursuant to this section may be made dependent upon facts or events ascertainable outside the charter of the Corporation (the “Charter”), including determinations by the Board of Directors or other facts or events within the control of the Corporation, and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such series or class of Shares is clearly and expressly set forth in the articles supplementary or other charter document filed with the SDAT.

SECTION 3. A description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of all series and classes of series of Shares is as follows, unless otherwise set forth in articles supplementary filed with the SDAT or otherwise determined pursuant to the Charter:

(a) ASSETS BELONGING TO SERIES. All consideration received or receivable by the Corporation for the issue or sale of Shares of a particular series, including any class thereof, together with all assets in which such consideration is invested or reinvested, all income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to that series for all purposes, subject only to the rights of creditors, and shall be so recorded upon the books of account of the Corporation. Such consideration, assets, income, earnings, profits and proceeds, including any proceeds derived from the sale, exchange or liquidation of such assets, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, together with any Unallocated Assets (as hereinafter defined) relating to that series, including any class thereof, as provided in the following sentence, are herein referred to as “assets belonging to” that series. In the event that there are any assets, income, earnings, profits or proceeds thereof, funds or payments which are not readily identifiable as belonging to any particular series (collectively “Unallocated Assets”), the Board of Directors shall allocate such Unallocated Assets to and among any one or more of the series created from time to time in such manner and on such basis as it, in its sole discretion, deems fair and equitable; and any Unallocated Assets so allocated to a particular series shall belong to that series. Each such allocation by the Board of Directors shall be conclusive and binding upon the stockholders of all series for all purposes.

(b) LIABILITIES BELONGING TO SERIES. The assets belonging to each particular series shall be charged with the liabilities of the Corporation in respect of that series, including any class thereof, and with all expenses, costs, charges and reserves attributable to that series, including any such class, and shall be so recorded upon the books of account of the Corporation. Such liabilities, expenses, costs, charges and reserves, together with any

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Unallocated Liabilities (as hereinafter defined) relating to that series, including any class thereof, as provided in the following sentence, so charged to that series, are herein referred to as “liabilities belonging to” that series. In the event there are any unallocated liabilities, expenses, costs, charges or reserves of the Corporation which are not readily identifiable as belonging to any particular series (collectively, “Unallocated Liabilities”), the Board of Directors shall allocate and charge such Unallocated Liabilities to and among any one or more of the series created from time to time in such manner and on such basis as the Board of Directors in its sole discretion deems fair and equitable; and any Unallocated Liabilities so allocated and charged to a particular series shall belong to that series. Each such allocation by the Board of Directors shall be conclusive and binding upon the stockholders of all series for all purposes. To the extent determined by the Board of Directors, liabilities and expenses relating solely to a particular class (including, without limitation, distribution expenses under a Rule12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however designated, which may be adopted for such class) shall be allocated to and borne by such class and shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends and other distributions and liquidation rights of the Shares of such class.

(c) DIVIDENDS AND OTHER DISTRIBUTIONS. Dividends and other distributions on Shares of a particular series may be paid to the holders of Shares of that series at such times, in such manner and from such of the income and capital gains, accrued or realized, from the assets belonging to that series, after providing for actual and accrued liabilities belonging to that series, as the Board of Directors may determine or authorize. Such dividends and distributions may vary between or among classes of a series to reflect differing allocations of liabilities and expenses of such series between or among such classes to such extent as may be provided in or determined pursuant to the Charter or as may otherwise be determined by the Board of Directors. The nature of in-kind property distributions may vary among the holders of a series or class, provided that the amount of the distribution per Share, as determined by the Board of Directors, shall be equivalent for all holders of such series or class.

(d) LIQUIDATION. In the event of the liquidation or dissolution of the Corporation, the stockholders of each series shall be entitled to receive, as a series, when and as authorized by the Board of Directors and declared by the Corporation, the excess of the assets belonging to that series over the liabilities belonging to that series. The assets so distributable to the stockholders of one or more classes of a series shall be distributed among such stockholders in proportion to the respective aggregate net asset values of the Shares of such class or classes held by them and recorded on the books of the Corporation.

(e) VOTING. Except as provided below, on each matter submitted to a vote of the stockholders, each holder of stock shall be entitled to one vote for each Share standing in such stockholder’s name on the books of the Corporation. Subject to any applicable requirements of the Investment Company Act, or other applicable law, all holders of Shares of stock shall vote as a single class except with respect to any matter which the Board of Directors shall have determined affects only one or more (but less than all) series or classes of stock, in which case only the holders of Shares of the series or classes affected shall be entitled to vote. Without

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limiting the generality of the foregoing, and subject to any applicable requirements of the Investment Company Act, or other applicable law, the holders of each of the classes of each series shall have, respectively, with respect to any matter submitted to a vote of stockholders (i) exclusive voting rights with respect to any such matter that only affects the series or class of Shares of which they are holders, including, without limitation, the provisions of any distribution plan adopted by the Corporation pursuant to Rule 12b-1 under the Investment Company Act (a “Plan”) with respect to the class of which they are holders and (ii) no voting rights with respect to the provisions of any Plan that affects one or more of such other classes of Shares, but not the class of which they are holders, or with respect to any other matter that does not affect the class of Shares of which they are holders.

(f) CONVERSION. At such times (which times may vary among Shares of a class) as may be determined by the Board of Directors, Shares of a particular class of a series may be automatically converted, or may be converted at the election of the holder, into Shares of another class of such series based on the relative net asset values of such classes at the time of conversion, subject, however, to any conditions of conversion that may be imposed by the Board of Directors. The terms and conditions of such conversion may vary within and among the classes to the extent determined by the Board of Directors and set forth in the Corporation’s registration statement.

(g) EQUALITY. All Shares of each particular series shall represent an equal proportionate interest in the assets belonging to that series (subject to the liabilities belonging to that series), but the provisions of this sentence or any other provision of the Charter shall not restrict any distinctions that may exist with respect to stockholder elections to receive dividends or other distributions in cash or Shares or that may otherwise exist with respect to dividends and other distributions on Shares of the same series or among the classes thereof.

SECTION 4. The Shares of the Corporation shall be subject to the following provisions:

(a) All Shares now or hereafter authorized shall be subject to redemption and redeemable at the option of the stockholder. Each holder of the Shares, upon request to the Corporation accompanied by surrender (to the Corporation, or an agent designated by it) of the appropriate stock certificate or certificates, if any, in proper form for transfer, and such other instruments as the Board of Directors may require, shall be entitled to require the Corporation to redeem all or any part of the Shares outstanding in the name of such holder on the books of the Corporation, at a redemption price equal to the net asset value of such Shares. Notwithstanding the foregoing, the Corporation may deduct from the proceeds otherwise due to any stockholder requiring the Corporation to redeem Shares a redemption charge or other charge that is integral to the Corporation’s distribution program (which charges may vary within and among series and classes) as may be established from time to time by the Board of Directors.

(b) Notwithstanding the foregoing, the Board of Directors may suspend the right of the holders of the Shares to require the Corporation to redeem Shares or may suspend any voluntary purchase of such Shares:

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(i) for any period (A) during which the New York Stock Exchange is closed other than the customary weekend and holiday closing, or (B) during which trading on the New York Stock Exchange is restricted;

(ii) for any period during which an emergency, as defined by the rules of the Commission or any successor thereto, exists as a result of which (A) disposal by the Corporation of securities owned by it is not reasonably practicable, or (B) it is not reasonably practicable for the Corporation fairly to determine the value of its net assets; or

(iii) for such other periods as the Commission or any successor thereto may by order permit for the protection of security holders of the Corporation,

(c) The Board of Directors may cause the Corporation to redeem at net asset value all or any proportion of the outstanding Shares of any series or class from a holder (i) upon such conditions with respect to the maintenance of stockholder accounts of a minimum amount as may from time to time be established by the Board of Directors in its sole discretion or (ii) upon such conditions established by the Board of Directors in its sole discretion, for any other purpose, including, without limitation, a reorganization or liquidation of one or more series or classes. Payment for Shares redeemed at the option of the Corporation may be made wholly or partly in cash or portfolio securities of the Corporation and, in the case of a reorganization, Shares of another series or class of the Corporation or equity interests in another corporation, trust or other legal entity.

(d) Shares of any series and class of the Corporation which have been redeemed or otherwise acquired by the Corporation shall constitute authorized but unissued Shares of such series and class.

SECTION 5. Notwithstanding any provision of the MGCL requiring a greater proportion than a majority of the votes entitled to be cast by holders of Shares in order to take or authorize any action, any such action may be taken or authorized if declared advisable by the Board of Directors and approved by the holders of Shares entitled to cast a majority of the aggregate number of votes entitled to be cast thereon, subject to any applicable requirements of the Investment Company Act and to the provisions of the MGCL permitting extraordinary corporate actions and amendments to the Charter to be approved by a majority of the entire Board of Directors and in the manner and by the vote required (if any) under the Investment Company Act.

SECTION 6. No holder of Shares shall, as such holder, have any preemptive or other right to purchase or subscribe for any Shares which the Corporation may issue or sell (whether out of the number of Shares now or hereafter authorized by the Charter, or otherwise) other than such right, if any, as the Board of Directors, in its discretion, may determine. Holders of Shares shall have no appraisal rights.

SECTION 7. The rights of all stockholders and the terms of all Shares are subject to the provisions of the Charter and the Bylaws of the Corporation (the “Bylaws”).

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ARTICLE VI

BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation shall be ten, which number may be changed only by the Board of Directors pursuant to the Bylaws, but shall never be less than the minimum number required by the MGCL. The names of the individuals who shall serve as directors of the Corporation until their successors are duly elected and qualify are:

Evelyn E. Guernsey
Kathleen M. Lutito
James M. McTaggart
Charles O. Prince
Karla M. Rabusch
Lorin Patrick Taylor Radtke
Leah Song Richardson
Mark A. Schmid
Douglas B. Sieg
James L.L. Tullis

Vacancies on the Board of Directors may be filled in the manner provided in the Bylaws. Unless otherwise provided in the Bylaws, the directors of the Corporation need not be stockholders.

ARTICLE VII

PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

SECTION 1. In furtherance and not in limitation of the powers conferred by the MGCL and pursuant to the Charter, the Board of Directors is expressly authorized to do the following:

(a) To have the exclusive power to amend and repeal the Bylaws and to make new Bylaws.

(b) To authorize and cause the Corporation to declare dividends and other distributions on the Shares out of assets legally available therefor, with respect to such series, for payment in cash, property or the Corporation’s own stock Shares to stockholders of record on such dates (which may be as frequently as every day) and payable at such intervals as the Board of Directors shall determine at any time in advance of such payment, whether or not the amount of such payment can at that time be determined or must be calculated subsequent to declaration

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and prior to payment by reference to amounts or other factors not yet determined at the time of declaration (including but not limited to the amount of a dividend or distribution to be determined only be reference to what is sufficient to enable the Corporation to qualify as a regulated investment company under the United States Internal Revenue Code or to avoid liability for Federal income tax). The authority granted by this subsection (b) shall permit, without limitation, subject to applicable law: the declaration of dividends or other distributions by means of a formula or other similar method of determination whether or not the amount of such dividend or distribution can be calculated at the time of such declaration; establishing record or payment dates for dividends or distributions on any basis, including establishing a number of record or payment dates subsequent to the declaration of any dividend or other distribution; establishing the same payment date for any number of dividends or other distributions declared prior to such date; providing for the payment of dividends or distributions declared and as yet unpaid to stockholders of the Corporation redeeming Shares prior to the payment date otherwise applicable; and providing in advance for the conditions under which any dividend or distribution may be payable in the Corporation’s own Shares to all or less than all of the Corporation’s stockholders with respect to a particular series.

(c) To authorize and cause the issuance and sale of Shares, of any class, in such amounts and on such terms and conditions, for such purpose and for such amount or kind of consideration as is now or hereafter permitted by the laws of the State of Maryland and in accordance with the Investment Company Act.

(d) To authorize and to cause to be purchased Shares, of any series, pursuant to the Charter, upon tender thereof by the holder or holders thereof or otherwise, provided the Corporation has assets belonging to that series legally available for such purpose, to such extent and in such manner and upon such terms as the Board of Directors shall determine, and to pay for such Shares in cash or other property belonging to that series then held or owned by the Corporation.

(e) To authorize, subject to any applicable statute, rule or regulation, the execution and performance by the Corporation of an agreement or agreements with any person, corporation, association, partnership, or other organization whereby, subject to the supervision and control of the Board of Directors, any such other person, corporation, association, partnership, or other organization shall render managerial, investment advisory and related services to the Corporation (including, if deemed advisable, the management or supervision of the investment portfolios of the Corporation) upon such terms and conditions as may be provided in such agreement or agreements.

(f) To authorize, subject to any applicable statute, rule or regulation, the execution and performance by the Corporation of an agreement or agreements, which may be exclusive, with any person, corporation, association, partnership or other organization, as distributor, providing for the sale and distribution of the Shares.

(g) To authorize any agreement of the character described in subsection (e) or (f) of this Section with any person, corporation, association, partnership or other organization,

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although one or more of the members of the Board of Directors or officers of the Corporation may be the other party to any such agreement or an officer, director, stockholder, or member of such other party, and no such agreement shall be invalidated or rendered voidable by reason of the existence of any such relationship. Any director of the Corporation who is also a director or officer of such party or who is so interested may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize any such agreement, and may vote thereat to authorize any such contract or transaction, with like force and effect as if he were not such director or officer of such other party or not so interested. Any agreement entered into pursuant to said subsections (e) or (f) shall be consistent with and subject to the requirements of the Investment Company Act and applicable rules and regulations thereunder.

SECTION 2. The Board of Directors may authorize the purchase by the Corporation, either directly or through any agent, of the Shares of any series or class, or otherwise, at prices not in excess of the net asset value of such Shares as of a time determined by the Board of Directors reasonably proximate to the time of purchase by the Corporation or any such agent.

SECTION 3. The presence in person or by proxy of the holders of one-third of the Shares issued and outstanding and entitled to vote thereat shall constitute a quorum at all meetings of the stockholders, except where the holders of Shares of any series or class are entitled by law or in the Charter to a separate vote as such series or class in which case the presence in person or by proxy of the holders of one-third of the Shares of that series or class, as the case may be, issued and outstanding and entitled to vote thereat shall constitute a quorum for such vote.

SECTION 4. Any determination as to any of the following matters made by or pursuant to the direction of the Board of Directors consistent with the Charter shall be final and conclusive and shall be binding upon the Corporation and every holder of the Shares of any series or class, namely, the amount of the assets, obligations, liabilities and expenses of the Corporation or belonging to any series or with respect to any class; the amount of the net income of the Corporation from dividends and interest for any period and the amount of assets at any time legally available for the payment of dividends or other distributions with respect to any series or class; the amount of paid-in surplus, other surplus, annual or other net profits, or net assets in excess of capital, undivided profits, or excess of profits over losses on sales of securities belonging to the Corporation or any series or class; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged) with respect to the Corporation or any series or class; the market value, or any sale, bid or asked price to be applied in determining the market value, of any property owned or held by the Corporation; the fair value of any asset owned by the Corporation; the number of Shares of the Corporation of any series or class issued or issuable; the existence of conditions permitting the postponement of payment of the repurchase price of Shares of any series or class or the suspension of the right of redemption as provided by law; any matter relating to the acquisition, holding and disposition of securities and other assets by the Corporation; any question as to whether any transaction constitutes a purchase of securities on margin, a short sale of securities, or an underwriting of the sale of, or participation

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in any underwriting or selling group in connection with the public distribution of, any securities; and any matter relating to the issue, sale, repurchase and/or other acquisition or disposition of Shares of any series or class.

ARTICLE VIII

LIMITATION OF LIABILITY AND INDEMNIFICATION

SECTION 1. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

SECTION 2. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Charter shall vest immediately upon the election of a director or officer. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided in the Charter shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance or agreement or otherwise.

SECTION 3. The provisions of this Article VIII shall be subject to the limitations of the Investment Company Act. Neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of the preceding sections of this Article VIII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

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ARTICLE IX

AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in the Charter in the manner now or hereafter prescribed by the laws of the State of Maryland, including any amendment which alters the contract rights, as expressly set forth in the Charter, of any outstanding Shares or other stock, and all rights conferred upon stockholders herein are granted subject to this reservation.

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THIRD: The foregoing amendment and restatement of the charter has been approved by a majority of the entire Board of Directors and the amendments contained in the foregoing amendment and restatement of the charter are limited to changes expressly authorized by Section 2-604(b) of the Maryland General Corporation Law to be made without action by the stockholders.

FOURTH: The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.

FIFTH: The name and address of the Corporation’s current resident agent are as set forth in Article III of the foregoing amendment and restatement of the charter.

SIXTH: The number of directors of the Corporation and the names of those currently in office are as set forth in Article VI of the foregoing amendment and restatement of the charter.

SEVENTH: The total number of shares of stock that the Corporation has authority to issue is not changed by the foregoing amendment and restatement of the charter.

EIGHTH: The undersigned officer of the Corporation acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation, and as to all matters or facts set forth herein required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its Vice President and Assistant Secretary and attested by its Assistant Secretary on this 1st day of February, 2024.

ATTEST:	LORD ABBETT U.S. Government & Government Sponsored Enterprises Money Market FUND, INC.

/s/Denise A. Wilson	By: /s/ Randolph A. Stuzin
Denise A. Wilson	Randolph A. Stuzin
Assistant Secretary	Vice President and Assistant Secretary
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